Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Summarizes the Accounting Impact of the Viking Therapeutics, Inc. IPO

and Updates 2015 Financial Guidance

SAN DIEGO (June 2, 2015) – Ligand Pharmaceuticals Incorporated (“Ligand”) (NASDAQ: LGND) provides the following summary of the material accounting impact of the Viking Therapeutics, Inc. (“Viking”) initial public offering (“IPO”), which closed on May 4, 2015:

•	Ligand’s statement of operations for the second quarter of 2015 is expected to include approximately $28.2 million of non-operating income as “Gain on deconsolidation” primarily related to the equity milestone received from Viking upon the close of its IPO in addition to the value received upon the underwriters’ exercise of their overallotment option.

•	Following the completion of the Viking IPO and the underwriters’ exercise of their overallotment option, Ligand owns approximately 48.7% of Viking’s outstanding common stock, based on the number of outstanding shares of Viking common stock provided by Viking as of May 31, 2015. Going forward Ligand will report its proportion of Viking’s losses or gains (based on actual holdings) as “Gain (loss) on investment in Viking” on its statement of operations. This will be a non-cash provision for any losses or gains, and the amount will be excluded from Ligand’s adjusted earnings per share.

•	As a result of the IPO, Viking will be deconsolidated from Ligand’s balance sheet. The convertible note receivable will be recorded at fair value of approximately $5.5 million upon deconsolidation and will be adjusted quarterly to reflect changes in fair value.

Reflecting the impact of the Viking IPO, Ligand is updating its financial guidance for the 2015 second quarter and full year, as follows:

•	For the second quarter of 2015, Ligand affirms expectations for total revenues of between $17.0 million and $17.5 million. Ligand now expects adjusted earnings per diluted share to be between $1.71 and $1.75. This compares with previous guidance for adjusted earnings per diluted share to be between $0.37 and $0.40. Adjusted earnings per diluted share guidance excludes changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, non-cash debt related costs and equity in net loss from Viking.

•	For the year, Ligand affirms expectations for total revenues of between $81.0 million and $83.0 million. Ligand now expects adjusted earnings per diluted share to be between $3.45 and $3.50. This compares with previous guidance for full-year 2015 adjusted earnings per diluted share to be between $2.14 and $2.18.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Baxter International and Eli Lilly.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These forward-looking statements include comments regarding the expected accounting impact of the Viking transaction, including the expected impacts on earnings and the balance sheet as well as the expected accounting methodology going forward. Actual events or results may differ from Ligand’s expectations for a variety of reasons. For example, there can be no assurance that the Company’s financial results will be based on the expected methodology, reflect the expected impact, reflect the expected level of revenue, or meet guidance. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other important risk factors affecting Ligand (including Ligand’s current reliance on revenues based on sales of Promacta® and Kyprolis®, and various risks to which Ligand’s Captisol® cyclodextrin operations are subject) can be found in Ligand’s prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission, available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

This news release contains information about Ligand’s adjusted earnings per share, which excludes changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, non-cash debt related costs, and net losses or gains from ownership of Viking equity. For additional information on adjusted earnings per share, see Ligand’s earning release for the first quarter 2015, dated May 11, 2015.

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